SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): May 20, 1999


                               EA Industries, Inc.
             (Exact name of registrant as specified in its charter)


                                   New Jersey
                 (State or other jurisdiction of incorporation)


          1-4680                                 21-0606484
------------------------              ---------------------------------
(Commission File Number)              (IRS Employer Identification No.)


                   106 Apple Street, Tinton Falls, New Jersey 07724
             -----------------------------------------------------
          (Address of principal executive offices, including zip code)



                                 (732) 219-9411
                         (Registrant's telephone number)



          185 Monmouth Parkway, West Long Branch, New Jersey 07764-9989
          -----------------------------------------------------------
         (Former name or former address, if changed since last report.)

Item 5. Other Events.

         Tanon Bankruptcy

         On December 2, 1998, Tanon Manufacturing, Inc. ("Tanon"), the principal operating subsidiary of the Registrant filed a voluntary proceeding (the "Tanon Bankruptcy Case") under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California (the "Tanon Court"). After a court approved bidding process, on February 1, 1999, Tanon sold certain assets (the "Assets") and (ii) granted certain rights to acquire other assets (the "Rights") to nominees of Smartflex Systems, Inc. ("Smartflex"), a Delaware corporation. These nominees are wholly-owned subsidiaries of Smartflex, which are not related to the Registrant or Tanon.

         The Assets sold included (i) the right to provide services to all customers of Tanon (ii) all work-in-process inventory ("WIP") of Tanon at closing related to customers acquired by Smartflex, (iii) substantially all of the equipment owned by Tanon (the "Equipment"), and (iv) such contractual rights of Tanon as specified by Smartflex. The Rights that were granted include the right to purchase raw materials ("Raw Materials") in the inventory of Tanon for a ninety day period after closing at a price equal to sixty percent (60%) of the lesser of (a) the cost to Tanon of such inventory or (b) its market value.

         The purchase price was $10,900,000 paid at Closing which included the purchase price for the Equipment and an estimate of the WIP Inventory. There will be an additional purchase price for the Raw Materials acquired by Smartflex and an additional payment of a minimum of $2,500,000 and a maximum of $3,000,000 if the revenues in 1999 of the customers acquired by Smartflex exceed certain revenue targets. Tanon retained its accounts receivable, which exceeded $6.1 million, net of reserves, and also retained any inventory or equipment which was not sold to Smartflex. These assets are being sold by Tanon and the net proceeds of the sale to Smartflex and the sale of such assets would be available to the creditors of Tanon.

Proceeds from Sale

         The Registrant is currently a creditor of Tanon and has asserted a claim exceeding $30 million. Tanon currently owes approximately $15 million to its creditors in addition to the amounts owed by Tanon to the Registrant and Schroder and excluding possible claims by equipment lessors and the lessor's of the real property leased by Tanon based on future lease obligations. The disposition of the Registrant's claim by the Tanon Court is uncertain and the Registrant at this time is unable to determine whether or how much it will receive with respect to such claim or the timing of any such payment. Payment of the Registrant's claim and the claims of other creditors are subject to approval of the Tanon Court.

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


Sale of SAI.

          On May 20, 1999, Service Assembly, Inc. ("SAI"), a wholly-owned subsidiary of completed the sale of substantially all of its assets for $2,000,000 plus the assumption of all normal ongoing obligations of that business. SAI retained its liability for Federal Income Tax payments and other liabilities incurred before closing. Certain of the creditors of the Registrant hold a security interest in SAI and would be legally entitled to the net proceeds from its sale.

         Bankruptcy Filing

         On May 21, 1999, EA Industries, Inc. (the "Registrant") filed a voluntary proceeding (the "EAI Bankruptcy Case") under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of New Jersey (the "Court"). The Registrant has had discussions with an informal committee formed by certain of its major creditors concerning potential reorganization plans, but the Registrant has not yet formulated such a plan. No assurance can be given that the Registrant will be successful in formulating such a plan, in implementing such a plan or of the effects on the shareholders or the Creditors of such a plan or of the EAI Bankruptcy Case.

         The Registrant had intended to utilize substantially all of its assets and other resources to commercialize the software products and services (the "Products") under development by its subsidiary, SupplyPoint Solutions, Inc. ("SPS") The Registrant currently owes in excess of $15 million to various creditors, noteholders and debenture holders (collectively, the "Creditors"). The Registrant's ability to implement such a plan depended, among other factors, on its completing the sale of SAI at a higher price and on reaching agreements with the Creditors to restructure the terms of their loans to the Registrant. The Registrant does not believe that such a plan is feasible at this time and is exploring the sale of some or all of SPS to obtain additional value to satisfy creditor claims.

         Any reorganization plan implemented by the Registrant would likely result in substantial dilution or elimination of the equity ownership of current shareholders of the Registrant. .Any plan would be subject to approval of creditors and the EAI Court. No assurance can be given that the Registrant will be successful in achieving any or all of such results. In addition, no assurance can be given of the effects on the shareholders or the Creditors of the EAI Bankruptcy Case.

         Except for historical matters contained in this Report, statements made in this Report are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties which may affect the Company's business and prospects and cause actual results to differ materially from these forward-looking statements, including failure to recover on the claim against Tanon, failure to reach satisfactory agreements with the Creditors, failure to develop the Products in a timely manner, or increased costs to develop the Products, unsuccessful marketing of the Products, economic, competitive, technological, governmental, and other factors discussed in the Company's filings with the Securities and Exchange Commission.

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                           EA Industries, Inc.
                                           Registrant


                                           By:________________________________
                                                Frank Brandenberg
Date:  June 1, 1999                             President and CEO


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